Colfax Corporation Announces Third Quarter 2021 Results

•Posted $0.17 EPS from continuing operations and $0.54 of adjusted EPS
•Increased sales 20% to $966 million including a 15% organic sales-per-day improvement
•Reported strong progress on integration of acquisitions
•Announced continued progress to Q1 2022 separation including new post-separation name for MedTech growth company

WILMINGTON, DE, November 4, 2021 (GLOBE NEWSWIRE) -- Colfax Corporation (NYSE: CFX), a leading diversified technology company, today announced its financial results for the third quarter of 2021 and provided other updates.

The Company reported third quarter net income from continuing operations of $27 million, or $0.17 per share, compared to $16 million, or $0.12 per share, in the prior year period. Adjusted earnings of $0.54 per share rose 32% from $0.41 in the prior year period. Adjustments to US GAAP results are included in this release.

In the third quarter, sales of $966 million increased 20%, or 15% on an organic sales-per-day basis versus the prior year comparable period. The Company also achieved operating income of $64 million, compared to $62 million in the prior year quarter. Third quarter adjusted EBITA of $132 million increased 22% compared to $108 million in the prior year quarter, and adjusted EBITA margins increased 20 basis points to 13.6%. Excluding recent acquisitions, adjusted EBITA margins were approximately 70 basis points higher. Colfax generated operating cash flow of $97 million and free cash flow of $68 million in the third quarter, compared with operating cash flow of $80 million and free cash flow of $49 million in the prior year quarter.

“Our businesses performed well and organically grew faster than the market this quarter in a dynamic business environment,” said Matt Trerotola, Colfax President and CEO. “ESAB exceeded our expectations this quarter, as it effectively managed through the inflationary and supply chain pressures to deliver strong growth and operating margin expansion. In MedTech, recent acquisitions drove double-digit growth in the quarter. Organic sales-per-day growth was positive versus 2020 and 2019 despite the rise in COVID cases, which temporarily weighed on elective surgery volumes and further increased supply chain and logistics challenges. We expect gradual improvement in the fourth quarter, creating a strong growth trajectory into 2022. Both of our businesses are operationally and strategically well-positioned for the planned separation of Colfax into two independent companies in the first quarter of 2022.”

Colfax has made strong progress integrating its recent acquisitions. The foot and ankle businesses have been combined into a unified platform that can be leveraged to efficiently scale and rapidly grow at double-digit rates to approximately $100 million of revenue over the next three years. Our teams are working closely together to secure Mathys’ path to higher revenue growth and $15 million of cost synergies that was previously outlined. Acquisitions will continue to be an important part of the Company’s strategy to shape its medical technology business for faster growth.

Medical Technology segment sales of $360 million in the quarter increased 14% overall. Organic sales-per-day increased 1% which includes approximately 200 basis points of pressure from prior year non-recurring sales of personal protective equipment. The Company recently expanded its hip portfolio with the EMPOWR™ Dual Mobility Hip System, adding another clinically differentiated product into its fast-growing reconstructive business. This is the latest addition to the EMPOWR Hip portfolio that provides surgeons with a solution to treat a large patient group needing better joint stability.

Fabrication Technology segment (ESAB) third quarter sales of $606 million increased 24% on an organic sales-per-day basis and 23% overall. Sales growth was balanced, with strong growth in both developed and developing regions. New product innovation continues to accelerate and significantly contribute to growth, with 67 year-to-date product launches and an expectation of 100 for the full year.

The Company commented that it expects a higher projected tax rate and COVID-driven headwinds will lead to results at the lower end of its $2.10-$2.20 full year adjusted EPS forecast. Colfax continues to expect approximately $275 million of free cash flow excluding separation costs in 2021.

Colfax On-Track for Q1 2022 Separation, Announces New Name

The Company is making meaningful progress on its expected tax-free spin-off of its ESAB business to Colfax shareholders in the form of a dividend in the first quarter of 2022. Substantial progress has been made to create two independent Boards with relevant skills, experiences and diversity, and with limited overlap. The Company also announced that it will transition to its new name, Enovis™, at the time of the separation.

“Enovis captures our vision of combining innovation with our passion for continuous improvement to deliver superior patient outcomes,” said Mr. Trerotola. “As we strategically pivot to a company focused on creating medical technology that improves lives, the Enovis brand emphasizes the differentiated value and accretive foresight we will bring healthcare professionals and their patients around the world.”

Conference Call and Webcast

The Company will hold a conference call to discuss its third quarter 2021 results beginning at 8:00 a.m. Eastern on Thursday, November 4, which will be open to the public by calling +1-888-771-4371 (U.S. callers) and +1-847-585-4405 (International callers) and referencing the conference ID number 50243903 and through webcast via Colfax’s website www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation (NYSE: CFX) is a leading diversified technology company that provides orthopedic and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. The Company uses its Colfax Business System (“CBS”), a comprehensive set of tools and processes, to create superior value for customers, shareholders and associates. In March of 2021, Colfax announced its intention to separate into two independent and public companies, which is targeted to be completed in the first quarter of 2022 to accelerate strategic momentum and unlock additional value creation potential; one business will focus on specialty medical technologies and the other on fabrication technologies. For more information about Colfax and our separation activities, please visit www.colfaxcorp.com.

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). These non-GAAP financial measures may include one or more of the following: adjusted net income from continuing operations, adjusted net income margin from continuing operations, adjusted net income per diluted share from continuing operations, adjusted EBITA (earnings before interest, taxes and amortization), adjusted EBITDA (adjusted EBITA plus depreciation and other amortization), adjusted EBITA margin, organic sales growth, and free cash flow. Colfax also provides adjusted EBITA and adjusted EBITA margin on a segment basis.

Adjusted net income from continuing operations represents net income (loss) from continuing operations excluding restructuring and other related charges, European Union Medical Device Regulation (“MDR”) and other costs, pension settlement gain, debt extinguishment charges, acquisition-related amortization and other non-cash charges, and strategic transaction costs. Adjusted net income includes the tax effect of adjusted pre-tax income at applicable tax rates and other tax adjustments. Colfax also presents adjusted net income margin from continuing operations, which is subject to the same adjustments as adjusted net income from continuing operations.

Adjusted net income per diluted share from continuing operations represents adjusted net income from continuing operations divided by the number of adjusted diluted weighted average shares. Both GAAP and non-GAAP diluted net income per share data are computed based on weighted average shares outstanding and, if there is net income from continuing operations (rather than net loss) during the period, the dilutive impact of share equivalents outstanding during the period. Diluted weighted average shares outstanding and adjusted diluted weighted average shares outstanding are calculated on the same basis except for the net income or loss figure used in determining whether to include such dilutive impact.

Adjusted EBITA represents net income (loss) from continuing operations excluding restructuring and other related charges, MDR and other costs, acquisition-related amortization and other non-cash charges, and strategic transaction costs, as well as income tax expense (benefit) and interest expense, net. Colfax presents adjusted EBITA margin, which is subject to the same adjustments as adjusted EBITA. Further, Colfax presents adjusted EBITA (and adjusted EBITA margin) on a segment basis, which excludes the impact of strategic transaction costs and acquisition-related amortization and other non-cash charges from segment operating income.

Organic sales growth (decline) excludes the impact of acquisitions and foreign exchange rate fluctuations.

Organic sales-per-day growth (decline) represents Organic sales growth (decline) adjusted for additional or fewer selling days calculated based on the global average selling days particular to each segment.

Free cash flow represents cash flow from operating activities less purchases of property, plant and equipment.

These non-GAAP financial measures assist Colfax management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete restructuring plans that are fundamentally different from the ongoing productivity improvements of the Company. Colfax management also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

In this press release, Colfax presents forward-looking adjusted EPS and free cash flow guidance. Colfax does not provide such outlook on a GAAP basis because changes in the items that Colfax excludes from GAAP to calculate these measures can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Colfax’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an outlook done on a GAAP basis. These excluded items could have a significant impact on the Company’s GAAP financial results.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, outlook, expectations and intentions, including the intended separation of Colfax’s fabrication technology and specialty medical technology businesses (the “Separation”), and the timing, method and anticipated benefits of the Separation, the expected benefits and contributions of the Mathys acquisition and the timing of such closing, and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to, risks related to the impact of the COVID-19 global pandemic, including the rise, prevalence and severity of variants of the virus, actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers; risks relating to the Separation, including the final approval of the Separation by Colfax’s board of directors, the uncertainty of obtaining regulatory approvals, and a favorable tax opinion and/or ruling from the Internal Revenue Service, Colfax’s ability to satisfactorily complete steps necessary for the Separation and related transactions to be generally tax-free for U.S. federal income tax purposes, the ability to satisfy the necessary conditions to complete the Separation on a timely basis, or at all, the ability to realize the anticipated benefits of the Separation, developments related to the impact of the COVID-19 pandemic on the Separation, and the financial and operating performance of each company following the Separation; other impacts on Colfax’s business and ability to execute business continuity plans; and the other factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Colfax’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Mike Macek
Vice President, Finance
Colfax Corporation
+1-302-252-9129
investorrelations@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2021	October 2, 2020	October 1, 2021	October 2, 2020

Net sales	$965,891	$805,931	$2,831,030	$2,242,647
Cost of sales	561,020	461,811	1,636,098	1,309,227
Gross profit	404,871	344,120	1,194,932	933,420
Selling, general and administrative expense	334,424	278,060	977,711	805,984
Restructuring and other related charges	6,457	4,129	15,983	23,589
Operating income	63,990	61,931	201,238	103,847
Pension settlement gain	—	—	(11,208)	—
Interest expense, net	13,540	25,567	57,005	78,647
Debt extinguishment charges	—	—	29,870	—
Income from continuing operations before income taxes	50,450	36,364	125,571	25,200
Income tax expense	22,349	19,528	38,421	2,638
Net income from continuing operations	28,101	16,836	87,150	22,562
Loss from discontinued operations, net of taxes	(1,244)	(2,641)	(10,351)	(10,906)
Net income	26,857	14,195	76,799	11,656
Less: income attributable to noncontrolling interest, net of taxes	1,009	789	3,235	2,243
Net income attributable to Colfax Corporation	$25,848	$13,406	$73,564	$9,413
Net income (loss) per share - basic
Continuing operations	$0.17	$0.12	$0.56	$0.15
Discontinued operations	$(0.01)	$(0.02)	$(0.07)	$(0.08)
Consolidated operations	$0.16	$0.10	$0.49	$0.07
Net income (loss) per share - diluted
Continuing operations	$0.17	$0.12	$0.55	$0.15
Discontinued operations	$(0.01)	$(0.02)	$(0.07)	$(0.08)
Consolidated operations	$0.16	$0.10	$0.48	$0.07

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions, except per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2021	October 2, 2020	October 1, 2021	October 2, 2020
Adjusted Net Income and Adjusted Net Income Per Share
Net income from continuing operations attributable to Colfax Corporation (1) (GAAP)	$27.1	$16.0	$83.9	$20.3
Restructuring and other related charges - pretax (2)	6.5	6.3	16.0	28.5
MDR and other costs - pretax (3)	1.9	2.6	5.6	4.5
Debt extinguishment charges - pretax	—	—	29.9	—
Acquisition-related amortization and other non-cash charges - pretax (4)	41.3	36.2	118.8	108.1
Strategic transaction costs - pretax (5)	17.9	0.6	27.3	3.2
Pension settlement gain - pretax	—	—	(11.2)	—
Tax adjustment (6)	(8.1)	(5.2)	(34.0)	(41.5)
Adjusted net income from continuing operations (non-GAAP)	$86.5	$56.6	$236.3	$123.2
Adjusted net income margin from continuing operations	9.0%	7.0%	8.3%	5.5%
Weighted-average shares outstanding - diluted (in millions)	161.2	138.1	152.9	139.1

Adjusted net income per share - diluted from continuing operations (non-GAAP)	$0.54	$0.41	$1.55	$0.89

Net income per share - diluted from continuing operations (GAAP)	$0.17	$0.12	$0.55	$0.15
__________
(1) Net income from continuing operations attributable to Colfax Corporation for the respective periods is calculated using Net income from continuing operations less the continuing operations component of the income attributable to noncontrolling interest, net of taxes, of $1.0 million and $3.2 million for the three and nine months ended October 1, 2021 and $0.8 million and $2.2 million for the three and nine months ended October 2, 2020, respectively.
(2) Restructuring and other related charges includes $2.2 million and $4.9 million of expense classified as Cost of sales on our Condensed Consolidated Statements of Operations for the three and nine months ended October 2, 2020, respectively.
(3) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017. These costs are classified as Selling, general and administrative expense on our Condensed Consolidated Statements of Operations for all periods presented.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.
(5) For the three and nine months ended October 1, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses, and certain transaction and integration costs related to recent acquisitions. For the three and nine months ended October 2, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(6) The effective tax rates used to calculate adjusted net income and adjusted net income per share were 25.8% and 23.2% for the three and nine months ended October 1, 2021 and 30.1% and 26.0% for the three and nine months ended October 2, 2020, respectively.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2021	October 2, 2020	October 1, 2021	October 2, 2020
	(Dollars in millions)
Net income from continuing operations (GAAP)	$28.1	$16.8	$87.2	$22.6
Income tax expense	22.3	19.5	38.4	2.6
Pension settlement gain	—	—	(11.2)	—
Interest expense, net	13.5	25.6	57.0	78.6
Debt extinguishment charges	—	—	29.9	—
Restructuring and other related charges(1)	6.5	6.3	16.0	28.5
MDR and other costs(2)	1.9	2.6	5.6	4.5
Strategic transaction costs(3)	17.9	0.6	27.3	3.2
Acquisition-related amortization and other non-cash charges(4)	41.3	36.2	118.8	108.1
Adjusted EBITA (non-GAAP)	$131.6	$107.7	$368.9	$248.2
Net income margin from continuing operations (GAAP)	2.9%	2.1%	3.1%	1.0%
Adjusted EBITA margin (non-GAAP)	13.6%	13.4%	13.0%	11.1%
__________
(1) Restructuring and other related charges includes $2.2 million and $4.9 million of expense classified as Cost of sales on our Condensed Consolidated Statements of Operations for the three and nine months ended October 2, 2020, respectively.
(2) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017. These costs are classified as Selling, general and administrative expense on our Condensed Consolidated Statements of Operations for all periods presented.
(3) For the three and nine months ended October 1, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses, and certain transaction and integration costs related to recent acquisitions. For the three and nine months ended October 2, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.

Colfax Corporation
Reconciliation of GAAP to non-GAAP Financial Measures
Change in Sales
Dollars in millions
(Unaudited)

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	Change %	$	Change %	$	Change %

For the three months ended October 2, 2020	$491.5		$314.4		$805.9
Components of Change:
Existing businesses(1)	111.5	22.7%	(1.3)	(0.4)%	110.2	13.7%
Acquisitions(2)	0.5	0.1%	45.5	14.5%	46.0	5.7%
Foreign currency translation(3)	2.5	0.5%	1.4	0.4%	3.9	0.5%
	114.5	23.3%	45.5	14.5%	160.0	19.9%
For the three months ended October 1, 2021	$606.0		$359.9		$965.9
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume. Includes the unfavorable sales impact of approximately 1% in both the Fabrication Technology and Medical Technology segments due to fewer selling days, calculated based on the global average selling days particular to each segment.
(2) Represents the incremental sales as a result of acquisitions closed subsequent to the beginning of the prior year respective period.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	Change %	$	Change %	$	Change %

For the nine months ended October 2, 2020	$1,431.4		$811.2		$2,242.6
Components of Change:
Existing businesses(1)	342.5	23.9%	119.8	14.8%	462.3	20.6%
Acquisitions(2)	1.6	0.1%	82.4	10.2%	84.0	3.7%
Foreign currency translation(3)	28.4	2.0%	13.7	1.7%	42.1	1.9%
	372.5	26.0%	215.9	26.7%	588.4	26.2%
For the nine months ended October 1, 2021	$1,803.9		$1,027.1		$2,831.0
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of change due to factors such as price, product mix and volume.
(2) Represents the incremental sales as a result of acquisitions closed subsequent to the beginning of the prior year respective period.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

Colfax Corporation
Condensed Consolidated Balance Sheets
Dollars in thousands, except share amounts
(Unaudited)

	October 1, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,482	$97,068
Trade receivables, less allowance for credit losses of $34,677 and $37,666	603,214	517,006
Inventories, net	780,984	564,822
Prepaid expenses	85,540	69,515
Other current assets	78,467	113,418
Total current assets	1,725,687	1,361,829
Property, plant and equipment, net	510,828	486,960
Goodwill	3,497,355	3,314,541
Intangible assets, net	1,726,955	1,663,446
Lease asset - right of use	159,118	173,942
Other assets	352,368	350,831
Total assets	$7,972,311	$7,351,549

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$14,340	$27,074
Accounts payable	472,499	330,251
Accrued liabilities	488,632	454,333
Total current liabilities	975,471	811,658
Long-term debt, less current portion	1,611,690	2,204,169
Non-current lease liability	127,259	139,230
Other liabilities	627,367	608,618
Total liabilities	3,341,787	3,763,675
Equity:
Common stock, $0.001 par value; 400,000,000 shares authorized; 154,781,842 and 118,496,687 shares issued and outstanding as of October 1, 2021 and December 31, 2020, respectively	155	118
Additional paid-in capital	4,528,097	3,478,008
Retained earnings	590,931	517,367
Accumulated other comprehensive loss	(532,642)	(452,106)
Total Colfax Corporation equity	4,586,541	3,543,387
Noncontrolling interest	43,983	44,487
Total equity	4,630,524	3,587,874
Total liabilities and equity	$7,972,311	$7,351,549

Colfax Corporation
Condensed Consolidated Statements of Cash Flows
Dollars in thousands
(Unaudited)

	Nine Months Ended
	October 1, 2021	October 2, 2020
Cash flows from operating activities:
Net income	$76,799	$11,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other impairment charges	197,641	181,114
Stock-based compensation expense	26,235	21,642
Non-cash interest expense	3,757	4,253
Deferred income tax benefit	(5,904)	(30,946)
(Gain) loss on sale of property, plant and equipment	(1,483)	523
Loss on debt extinguishment	29,870	—
Changes in operating assets and liabilities:
Trade receivables, net	(70,407)	44,592
Inventories, net	(130,348)	28,556
Accounts payable	143,694	(42,869)
Other operating assets and liabilities	(9,971)	(45,388)
Net cash provided by operating activities	259,883	173,133
Cash flows from investing activities:
Purchases of property, plant and equipment	(73,595)	(81,583)
Proceeds from sale of property, plant and equipment	2,908	4,929
Acquisitions, net of cash received, and investments	(222,961)	(7,477)
Net cash used in investing activities	(293,648)	(84,131)
Cash flows from financing activities:
Payments under term credit facility	—	(40,000)
Proceeds from borrowings on revolving credit facilities and other	515,696	794,678
Repayments of borrowings on revolving credit facilities and other	(409,961)	(866,215)
Repayments of borrowings on senior notes	(700,000)	—
Payment of debt issuance costs	—	(4,560)
Proceeds from issuance of common stock, net	738,177	2,930
Payment of debt extinguishment costs	(24,375)	—
Deferred consideration payments and other	(7,700)	(12,411)
Net cash provided by (used in) financing activities	111,837	(125,578)
Effect of foreign exchange rates on Cash and cash equivalents and Restricted cash	(1,659)	(6,633)
Increase (decrease) in Cash and cash equivalents and Restricted cash	76,413	(43,209)
Cash and cash equivalents and Restricted Cash, beginning of period	101,069	109,632
Cash and cash equivalents, end of period	$177,482	$66,423